DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (the “Agreement”), dated as of August 22, 2011, by and between American Scientific Resources, Incorporated, a Nevada corporation (the “Company”), and Robert T. Faber, an individual with an address at 6129 Danbury Road, Scottsdale, Arizona 85254 (“Director”).

WHEREAS, at a special meeting of the Board of Directors of the Company (the “Board”) on August 22, 2011, the Board appointed Director as a member of the Board to fill a vacant seat on the Company’s Board and as Chairman of the Audit Committee (“Chairman”);

WHEREAS, Director accepted such appointment and is willing to serve as a member of the Board and Chairman; and

WHEREAS, the Company and Director desire to enter into this Agreement with respect to such appointments.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.      Position.  Subject to the terms and provisions of this Agreement, Director hereby agrees to serve the Company as a member of the Board and Chairman upon the terms and conditions hereinafter set forth, provided, however, that Director’s continued service on the Board after the next annual shareholders’ meeting shall be subject to the nomination by the Board and approval of the stockholders of the Company, and the Director’s continued service as Chairman be determined by the Board.

2.      Duties.

(a)           During the Directorship Term (as defined herein), Director shall make reasonable business efforts to attend all Board and Audit Committee meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority, commensurate to such positions.

(b)           Director will use his best efforts to promote the interests of the Company.  In the event that Director: (i) becomes a full- or part-time executive employee of another entity and/or (ii) sits or may sit on the board of directors of other entities, Director will use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a member of the Board.

Other than as set forth above, Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company.  At such time as the Board receives such notification, the Board may require the resignation of Director if it determines that such business activity does in fact materially interfere with the performance of Director’s duties, services and responsibilities hereunder.

3.      Compensation.

(a)           Warrants.  Pursuant to this Agreement, the Company shall issue to Director a warrant exercisable for 100,000 shares of common stock of the Company, par value $0.0001 (the “Common Stock”), for his service on the Board (the “Board Warrant”), and a warrant exercisable for 50,000 shares of Common Stock for his service as Chairman (the “Committee Warrant” and together with the Board Warrant, the “Warrants”).  The Warrants have a term of five years and are exercisable at $0.40 per share.

(b)           Expense Reimbursements.  During the Directorship Term, the Company shall reimburse Director for all reasonable out-of-pocket expenses incurred by Director in attending any in-person meetings, provided that Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of Director) must be approved in advance by the Company.

(c)           Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

4.      Directorship Term.  The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earlier of the date of the next annual stockholders meeting and the earliest of the following to occur:

(a)           the death of Director;

(b)           the termination of Director from his membership on the Board by the mutual agreement of the Company and Director;

(c)           the removal of Director from the Board by the majority stockholders of the Company; and

(d)           the resignation by Director from the Board.

The term for Director’s service as Chairman shall occur until the Board decides to terminate Director’s position as Chairman for any reason or no reason.

5.      Director’s Representation and Acknowledgment.  Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer.  Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and Director shall have no recourse whatsoever against any the directors, officers, employees, consultants, representatives, agents and stockholders of the Company or any of their respective affiliates with regard to this Agreement.

6.      Director Covenants.

(a)           Unauthorized Disclosure.  Director agrees and understands that in Director’s position with the Company, Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products and/or services, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and proprietary and in the nature of trade secrets. Director agrees that during the Directorship Term and thereafter, Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of Director’s breach of his obligations hereunder and (ii) Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to Director in the course or otherwise as a result of Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to Director if requested by him in connection with any litigation against Director under circumstances in which (i) Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)           Non-Solicitation.  During the Directorship Term and for a period of three (3) years thereafter, Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee, agent, consultant, shareholder, manager, representative, or customer or client (including clients or customers that can be reasonably be viewed as potential clients) of the Company or otherwise had a material business relationship with the Company.

(c)           Remedies.  Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Director and/or any and all entities acting for and/or with Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from Director. Director acknowledges that the Company would not have entered into this Agreement had Director not agreed to the provisions of this Section 6.

(d)           The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.      Indemnification.  The Company agrees to indemnify Director for his activities as a member of the Board and Chairman to the extent permitted in the Company’s charter documents, including the Company’s bylaws and articles of incorporation.

8.      Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

9.      Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

American Scientific Resources, Incorporated
1112 Weston Road, Unit 278
Weston, FL 33326
Attn: Dr. Christopher Tirotta
Telephone: (973) 758-6108
Facsimile: (973) 758-6120

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Attn:  Joseph M. Lucosky, Esq.
Telephone: (732) 395-4400
Facsimile: (732) 395-4401

If to Director:

Robert T. Faber
6129 Danbury Road
Scottsdale, AZ 85254

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 9.

10.      Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns, as applicable. Notwithstanding the provisions of the immediately preceding sentence, neither Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11.      Entire Agreement.  This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

12.      Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in the State of Florida and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

14.      Legal Fees.  The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute.

15.      Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party hereto to be charged.

16.      Tense and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

17.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and Director has hereunto set his hand, on the day and year first above written.

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED

By: /s/ Christopher Tirotta
       Name: Christopher Tirotta
       Title: Chief Executive Officer

DIRECTOR

/s/ Robert T. Faber
Robert T. Faber